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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Scott's Liquid Gold-Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 33-63254, 333-48213, 333-67141, and 333-51710) on Form S-8 of Scott's Liquid Gold-Inc. and subsidiaries of our report dated April 3, 2003, with respect to the consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows of Scott's Liquid Gold-Inc. and subsidiaries, for the year ended December 31, 2002, which report appears in the December 31, 2004, annual report on Form 10-K of Scott's Liquid Gold-Inc. and subsidiaries.

KPMG LLP

Denver, Colorado
March 16, 2005

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm